Exhibit 99.1

For Immediate Release

Current Opinion in Oncology Highlights Strong Success from Use of the BSD-2000 in Treating Soft Tissue Sarcomas

SALT LAKE CITY, September 15, 2008—BSD Medical Corporation (NASDAQ:BSDM) today reported that a new article in Current Option in Oncology (see 2008, 20:pages 438-443) highlights strong success from the use of the BSD-2000 manufactured by BSD Medical Corporation, in treating patients with high risk soft tissue sarcomas.  Central to the article’s review of sarcoma studies using the BSD-2000 is the results of a phase III study involving 341 randomized patients with high risk soft tissue sarcomas that showed an approximate doubling of disease-free survival time for patients who received treatments using BSD-2000 systems in combination with chemotherapy, surgery and radiation, as compared to those patients who received chemotherapy, surgery and radiation alone.

The additional use of hyperthermia delivered using the BSD-2000 made a very significant difference in patient outcome.  This study was conducted under the sponsorship and quality control of the European Organization for Research and Treatment of Cancer (EORTC:62961).  Preliminary results of the study were reported at the American Society of Clinical Oncology (ASCO) 2007.

The article entitled “Regional hyperthermia in high-risk soft tissue sarcomas” was authored by Rolf D. Issels, MD, PhD of the University Hospital Medical Center Grosshadern and Helmholtz Zentrum Munchen-German Research Center for Environmental Health, Munich Germany.   It contains a photograph of a patient in treatment with a BSD-2000 hyperthermia system as an illustration of the therapy.  Background on the difficulty of treating soft tissue sarcomas is provided in the article, followed by an overview of various therapies and combinations of therapies that have been used in an attempt to get better results for treating this very difficult form of cancer.  The author states that, “The rationale for the combination of cytotoxic drugs with hyperthermia (increase of temperature in the range of 40-44 degrees C) is based on experimental and clinical evidence that heat increases killing of cells by direct thermal toxicity and shows thermal enhancement of drug efficacy.”

Current Opinion in Oncology is a highly claimed medical journal that aims to help clinicians and researchers keep up-to-date in a systematic way with the vast amount of information published in oncology.  This current article provides a powerful, broad-based perspective on the most recent developments of treatment strategies with special emphasis on regional hyperthermia combined with chemotherapy.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  A recipient of Frost and Sullivan’s Technology Innovation of the Year Award for cancer therapy devices, the BSD-2000 is unprecedented in a new approach to providing better results from cancer therapy.  For further information visit BSD Medical's website at www.BSDMedical.com.

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